Filed Pursuant to Rule 424(b)(3)
1933 Act No. 333-267809
Prospectus supplement dated November 29, 2023
to the following prospectus(es):
Nationwide DefenderSM Annuity prospectus dated May 11, 2023
This supplement updates certain information contained in your prospectus. Please read it and keep it with you prospectus for future reference.

Additional examples are added to the Examples section of Appendix D: Daily Index Strategy Earnings Percentage:
APPENDIX D: DAILY INDEX STRATEGY EARNINGS PERCENTAGE
The Daily ISE Percentage is calculated using the following formula:
A – B + (t/T) x B, where:
A: A proxy of the fair value, as of the current date, of the hypothetical derivatives that represents Nationwide’s obligation to provide the Term End ISE Percentage on the Strategy Term End Date
B: A proxy of the fair value, as of the first day of the Strategy Term, of the hypothetical derivatives that represents Nationwide’s obligation to provide the Term End ISE Percentage on the Strategy Term End Date
t: Time elapsed since the first day of the Strategy Term, in years
T: Strategy Term length
Proxy Fair Value of the Hypothetical Derivatives
The proxy fair value of the hypothetical derivatives is calculated using an options valuation model called the Black Scholes model. The model uses a variety of market inputs to estimate the derivative’s value on a specific day. See, "Market Inputs" below for detail on the inputs that Nationwide uses.
The valuation of these financial instruments is based on standard methods for valuing derivatives and based on inputs from third party vendors. The methodology used to value these financial instruments is determined solely by Nationwide and may vary from other estimated valuations or the actual selling price of identical financial instruments. Nationwide may, but is not required to, hold actual investments corresponding to the hypothetical derivatives.
For any Business Day when a value needed to calculate the Daily ISE Percentage is unavailable, Nationwide will use the unavailable value’s previous Business Day’s value to calculate the Daily ISE Percentage. If a third party that provides these values later provides a value for a Business Day when the value was not provided to Nationwide or was otherwise not available, Nationwide will recalculate the impacted transactions and Contract Values according to the value provided to Nationwide. This recalculation could result in changes to transactions and Contract Values that occurred when a value was not provided by the third party provider.
Types of Derivatives
Nationwide uses the following derivatives in its fair value methodology:
•
At-the-Money Call (AMC) – an option to buy a position in the Index on the Strategy Term End Date at the strike price of one. On a Term End Date, the AMC’s value is equal to the Index Performance, but no less than 0.
•
Out-of-the-Money Call (OMC) – an option to buy a position in the Index on the Strategy Term End Date at the strike price of (one plus the Cap Rate) or (one plus the Cap+ Rate). On a Term End Date, the OMC’s value is equal to the Index Performance minus the Cap Rate or Cap+ Rate, but no less than 0.
•
Out-of-the-Money Put (OMP) – an option to sell a position in the Index on the Strategy Term End Date at the strike price of (one minus the Buffer). On a Term End Date, the OMP’s value is equal to (zero minus the Buffer) minus the Index Performance, but no less than 0.
The proxy fair value for Cap Strategies is equal to: (Participation Rate x AMC) – OMC – OMP.
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The proxy fair value for Cap+ Strategies is equal to: AMC – (1- Participation Rate) x OMC – OMP.
Market Inputs
Nationwide uses the following market inputs to value the derivatives:
•
Index Performance
•
Strike price – the strike price varies by each derivative as follows:
•
For an AMC, the strike price is equal to 1.
•
For an OMC, the strike price is equal to (1 plus the Cap Rate) or (1 plus the Cap+ Rate).
•
For an OMP, the strike price is equal to (1 minus the Buffer).
•
Risk-free Rate – interest rate derived using option quotes from Bloomberg or another independent third-party financial institution. Linear interpolation is used to derive the rate corresponding to the exact Time Remaining needed for the input.
•
Dividend Yield – implied dividend rate for the entire Index derived using option quotes from Bloomberg or another independent third-party financial institution. Linear interpolation is used to derive the rate corresponding to the exact Time Remaining needed for the input.
•
Volatility – implied option volatility using quotes from Bloomberg or another independent third-party financial institution. The quotes may be approximated using observed option prices. Direct sources for implied volatility are generally not available because options in the marketplace do not directly align with the time remaining in the Strategy Term and strike prices for each of the hypothetical derivatives underlying the calculation of Index Strategy Value for each Index Strategy. For each derivative, linear interpolation is used to derive the volatility corresponding to the exact moneyness and Time Remaining needed for the input.
•
Time Remaining – the number of days remaining in the Strategy Term divided by 365.25
Examples
	1-Year Cap	1-Year Cap+	3-Year Cap (no Cap Rate declared for the Strategy Term)	6-Year Cap (no Cap Rate declared for the Strategy Term)
Strategy Term Start Date
Strategy Term	1	1	3	6
Participation Rate	100%	60%	115%	130%
Cap/Cap+ Rate	23%	15%	N/A	N/A
Buffer	10%	10%	10%	20%

Index Performance	0%	0%	0%	0%
Risk-free Rate	3.0%	3.0%	3.5%	3.5%
Dividend Yield	1.5%	1.5%	1.5%	1.5%
Volatility - AMC	23%	23%	20%	20%
Volatility - OMC	17%	20%	N/A	N/A
Volatility - OMP	26%	26%	22%	25%

Strategy Basis[i]	$1,000	$1,000	$1,000	$1,000
Strategy Value	$1,000	$1,000	$1,000	$1,000

AMC	9.690%	9.690%	15.675%	22.236%
OMC	1.186%	3.385%	0%	0%
OMP	5.042%	5.042%	7.328%	8.352%
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	1-Year Cap	1-Year Cap+	3-Year Cap (no Cap Rate declared for the Strategy Term)	6-Year Cap (no Cap Rate declared for the Strategy Term)

Proxy Fair Valueii (B)	3.462%	3.294%	10.698%	20.555%

Unless Otherwise Noted, Examples Use the Following Time Input
Years Elapsed since Strategy Term start (t)	0.5	0.5	0.5	0.5
Years Remaining in Strategy Term	0.5	0.5	2.5	5.5
Index Performance of -25%, other inputs unchanged
Index Performance	-25%	-25%	-25%	-25%

AMC	0.240%	0.240%	3.322%	8.256%
OMC	0.000%	0.005%	0%	0%
OMP	15.595%	15.595%	16.621%	14.194%

Proxy Fair Value (A)	-15.356%	-15.358%	-12.801%	-3.461%
Daily ISE Percentageiii (A – B + t/T x B)	-17.087%	-17.005%	-21.716%	-22.303%
Index Strategy Earnings	-$170.87	-$170.05	-$217.16	-$223.03
Strategy Value	$829.13	$829.95	$782.84	$776.97
The Strategy Values in the next row show what the Strategy Values would be at the end of the Strategy Term when calculated with the Term End ISE Percentage, assuming all assumptions in the example above did not change until the end of the Strategy Term. Not all of the assumptions above are used in the Term End ISE Percentage calculation. See the Index Strategy Earnings section of the prospectus for details on the Term End ISE Percentage calculation.

Strategy Value at the end of the Strategy Term	$850.00	$850.00	$850.00	$950.00
Index Performance of -5%, other inputs unchanged
Index Performance	-5%	-5%	-5%	-5%

AMC	4.356%	4.356%	11.399%	18.283%
OMC	0.086%	0.666%	0%	0%
OMP	4.262%	4.262%	8.063%	8.966%

Proxy Fair Value	0.008%	-0.172%	5.045%	14.802%
Daily ISE Percentage	-1.723%	-1.819%	-3.870%	-4.041%
Index Strategy Earnings	-$17.23	-$18.19	-$38.70	-$40.41
Strategy Value	$982.77	$981.81	$961.30	$959.59
The Strategy Values in the next row show what the Strategy Values would be at the end of the Strategy Term when calculated with the Term End ISE Percentage, assuming all assumptions in the example above did not change until the end of the Strategy Term. Not all of the assumptions above are used in the Term End ISE Percentage calculation. See the Index Strategy Earnings section of the prospectus for details on the Term End ISE Percentage calculation.

Strategy Value at the end of the Strategy Term	$1,000.00	$1,000.00	$1,000.00	$1,000.00
Index Performance of 0%, other inputs unchanged
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	1-Year Cap	1-Year Cap+	3-Year Cap (no Cap Rate declared for the Strategy Term)	6-Year Cap (no Cap Rate declared for the Strategy Term)
Index Performance	0%	0%	0%	0%

AMC	6.779%	6.779%	14.249%	21.317%
OMC	0.265%	1.406%	0%	0%
OMP	2.842%	2.842%	6.650%	8.007%

Proxy Fair Value	3.672%	3.374%	9.736%	19.705%
Daily ISE Percentage	1.941%	1.727%	0.821%	0.863%
Index Strategy Earnings	$19.41	$17.27	$8.21	$8.63
Strategy Value	$1,019.41	$1,017.27	$1,008.21	$1,008.63
The Strategy Values in the next row show what the Strategy Values would be at the end of the Strategy Term when calculated with the Term End ISE Percentage, assuming all assumptions in the example above did not change until the end of the Strategy Term. Not all of the assumptions above are used in the Term End ISE Percentage calculation. See the Index Strategy Earnings section of the prospectus for details on the Term End ISE Percentage calculation.

Strategy Value at the end of the Strategy Term	$1,000.00	$1,000.00	$1,000.00	$1,000.00
Index Performance of 0%, Time Remaining=0.25 years
Time in years Elapsed since Strategy Term start (t)	0.75	0.75	2.75	5.75
Time Remaining in Strategy Term	0.25	0.25	0.25	0.25
Index Performance	0%	0%	0%	0%

AMC	4.745%	4.745%	4.210%	4.210%
OMC	0.026%	0.426%	0%	0%
OMP	1.375%	1.375%	0.860%	0.149%

Proxy Fair Value (A)	3.344%	3.200%	3.982%	5.325%
Daily ISE Percentage (A - B + t/T x B)	2.478%	2.376%	3.091%	4.468%
Index Strategy Earnings	$24.78	$23.76	$30.91	$44.68
Strategy Value	$1,024.78	$1,023.76	$1,030.91	$1,044.68
The Strategy Values in the next row show what the Strategy Values would be at the end of the Strategy Term when calculated with the Term End ISE Percentage, assuming all assumptions in the example above did not change until the end of the Strategy Term. Not all of the assumptions above are used in the Term End ISE Percentage calculation. See the Index Strategy Earnings section of the prospectus for details on the Term End ISE Percentage calculation.

Strategy Value at the end of the Strategy Term	$1,000.00	$1,000.00	$1,000.00	$1,000.00
Index Performance of +25%, other inputs unchanged
Index Performance	25%	25%	25%	25%

AMC	26.173%	26.173%	32.238%	38.803%
OMC	7.428%	13.399%	0%	0%
OMP	0.256%	0.256%	2.430%	4.613%
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	1-Year Cap	1-Year Cap+	3-Year Cap (no Cap Rate declared for the Strategy Term)	6-Year Cap (no Cap Rate declared for the Strategy Term)

Proxy Fair Value (A)	18.489%	20.557%	34.644%	45.831%
Daily ISE Percentage (A – B + t/T x B)	16.758%	18.910%	25.729%	26.988%
Index Strategy Earnings	$167.58	$189.10	$257.29	$269.88
Strategy Value	$1,167.58	$1,189.10	$1,257.29	$1,269.88
The Strategy Values in the next row show what the Strategy Values would be at the end of the Strategy Term when calculated with the Term End ISE Percentage, assuming all assumptions in the example above did not change until the end of the Strategy Term. Not all of the assumptions above are used in the Term End ISE Percentage calculation. See the Index Strategy Earnings section of the prospectus for details on the Term End ISE Percentage calculation.

Strategy Value at the end of the Strategy Term	$1,230.00	$1,210.00	$1,287.50	$1,325.00
Index Performance of -5%, Risk-free Rate down 0.50%, other inputs unchanged
Index Performance	-5%	-5%	-5%	-5%
Risk-free Rate	2.50%	2.50%	3.00%	3.00%

AMC	4.270%	4.270%	10.922%	17.293%
OMC	0.081%	0.642%	0%	0%
OMP	4.350%	4.350%	8.524%	9.746%

Proxy Fair Value (A)	-0.161%	-0.337%	4.036%	12.735%
Daily ISE Percentage (A – B + t/T x B)	-1.892%	-1.984%	-4.879%	-6.107%
Index Strategy Earnings	-$18.92	-$19.84	-$48.79	-$61.07
Strategy Value	$981.08	$980.16	$951.21	$938.93
The Strategy Values in the next row show what the Strategy Values would be at the end of the Strategy Term when calculated with the Term End ISE Percentage, assuming all assumptions in the example above did not change until the end of the Strategy Term. Not all of the assumptions above are used in the Term End ISE Percentage calculation. See the Index Strategy Earnings section of the prospectus for details on the Term End ISE Percentage calculation.

Strategy Value at the end of the Strategy Term	$1,000.00	$1,000.00	$1,000.00	$1,000.00
Index Performance of 0%, dividend up 2%, volatility down 4%, other inputs unchanged
Index Performance	0%	0%	0%	0%
Dividend Yield	3.5%	3.5%	3.5%	3.5%
Volatility - AMC	19%	19%	16%	16%
Volatility - OMC	13%	16%	N/A	N/A
Volatility - OMP	22%	22%	18%	21%

AMC	5.153%	5.153%	9.236%	12.317%
OMC	0.039%	0.595%	0%	0%
OMP	2.209%	2.209%	5.939%	7.637%

Proxy Fair Value (A)	2.904%	2.705%	4.682%	8.374%
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	1-Year Cap	1-Year Cap+	3-Year Cap (no Cap Rate declared for the Strategy Term)	6-Year Cap (no Cap Rate declared for the Strategy Term)
Daily ISE Percentage (A – B + t/T x B)	1.173%	1.058%	-4.233%	-10.468%
Index Strategy Earnings	$11.73	$10.58	-$42.33	-$104.68
Strategy Value	$1,011.73	$1,010.58	$957.67	$895.32
The Strategy Values in the next row show what the Strategy Values would be at the end of the Strategy Term when calculated with the Term End ISE Percentage, assuming all assumptions in the example above did not change until the end of the Strategy Term. Not all of the assumptions above are used in the Term End ISE Percentage calculation. See the Index Strategy Earnings section of the prospectus for details on the Term End ISE Percentage calculation.

Strategy Value at the end of the Strategy Term	$1,000.00	$1,000.00	$1,000.00	$1,000.00
i
For the examples, the Index Strategy Basis is not adjusted for the Product Fee.
ii
Proxy fair value equal to, for Cap Strategies, Participation Rate * AMC - OMC - OMP, or, for Cap+ Strategies, AMC - (1-Participation Rate) * OMC – OMP.
iii
Daily ISE Percentage is equal to the proxy fair value minus the starting proxy fair value, plus time elapsed over Strategy Term times the starting proxy fair value.
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